EXHIBIT 99.7

BOARD OF DIRECTORS
RESTRICTED STOCK UNIT
DEFERRAL ELECTION AGREEMENT
(2007 Non-Executive Chairman Fees)

Please complete this Agreement and return a signed copy to Larry Boyd, SVP, Secretary and General Counsel, no later than December 15, 2006.

Name:	SS #:

I hereby irrevocably elect to defer receipt of the Shares related to my restricted stock units that were granted me as compensation for my services as Chairman and member of the Corporation’s Board of Directors for 2007 that are scheduled to vest on May 31, 2007. This deferral is made in accordance with the terms and provisions outlined in this Agreement in the manner and amount set forth below.

Amount of the Voluntary Deferral
I hereby elect to defer settlement of ______% of my restricted stock units that were granted as compensation for my services as Chairman and member of the Board of Directors that are scheduled to vest on May 31, 2007.

Settlement Date
In making this election, the following rules apply:

•	You must select a Settlement Date as of which you will receive the Shares associated with the restricted stock units that you elected to defer above.

•	You may elect up to three Settlement Dates related to the restricted stock units that are scheduled to vest on May 31, 2007.

I hereby irrevocably elect to defer receipt of the Shares associated with the above-referenced restricted stock units until the following date(s) and in the following increment(s).

A.	-	____________%	__________________________________
Month Day Year

B.	-	____________%	__________________________________
Month Day Year

C.	-	____________%	__________________________________
Month Day Year
D.	-	100% Total

If no Settlement Date is specified, then the default settlement date will occur upon your termination or retirement from the Board.

All deferrals to a particular Settlement Date will be paid in Shares of Ingram Micro Class A stock. All of the Shares you are entitled to receive on the Settlement Date specified in this Deferral Election Agreement will be transferred to you on such Settlement Date.

By executing this Deferral Election Agreement, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Ingram Micro Inc. Restricted Stock Unit Deferral Election Agreement.

Director	Ingram Micro Inc.

By:

Date:	Date: